CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form N-14 of ETF Series Solutions of our report dated November 30, 2020 relating to the financial statements and financial highlights of ETFMG Prime Cyber Security ETF and ETFMG Prime Mobile Payments ETF (both a series of ETF Managers Trust) included in the September 30, 2020 Annual Report to Shareholders.

We also consent to the references to our Firm under the captions “Other Service Providers” and “Appendix B- Financial Highlights of the Target Funds” in the Form N-14.

/s/ WithumSmith+Brown, PC

New York, NY
April 19, 2021